                                                               Page 1 of 8 Pages
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                    Information to be Included in Statements
          Filed Pursuant to Rule 13(d), (b), (c) and (d) and Amendments
                      Thereto Filed Pursuant to Rule 13d-2

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                                Nutraceutix, Inc.
                    -----------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 Par Value
                    -----------------------------------------
                         (Title of Class of Securities)


                                    67060V107
                    -----------------------------------------
                                 (CUSIP Number)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                               [ ] Rule 13d-1 (b)
                               [ ] Rule 13d-1 (c)
                               [ ] Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 67060V107                SCHEDULE 13G                Page 2 of 8 Pages


(1)     NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        WILLIAM D. ST. JOHN
        ###-##-####
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  NOT APPLICABLE
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      - 0 -
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   1,405,148 shares
          BENEFICALLY         --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    - 0 -
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      1,405,148 shares
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
        1,405,148
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        8.0%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 67060V107                SCHEDULE 13G                Page 3 of 8 Pages


(1)     NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        PATRICIA A. ST. JOHN
        ###-##-####
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  NOT APPLICABLE
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      - 0 -
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   1,405,148 shares
          BENEFICALLY         --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    - 0 -
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      1,405,148 shares
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
        1,405,148
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        8.0%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                              SCHEDULE 13G                     Page 4 of 8 Pages

ITEM 1.

        (a)    Nutraceutix, Inc.

        (b)    8340 154th Avenue N.E., Redmond, Washington  98052

ITEM 2.

        (a)    William D. St. John

        (b)    8340 154th Avenue N.E., Redmond, Washington  98052

        (c)    U.S.A.

        (d)    Common Stock, $.001 Par Value

        (e)    CUSIP # 67060V107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

ITEM 4.        OWNERSHIP:

        (a)    1,405,148 shares

        (b)    8.0%

        (c)    (i)    - 0 - shares

               (ii)   1,405,148 shares

               (iii)  - 0 - shares

               (iv)   1,405,148 shares

                              SCHEDULE 13G                     Page 5 of 8 Pages

ITEM 1.

        (a)    Nutraceutix, Inc.

        (b)    8340 154th Avenue N.E., Redmond, Washington  98052

ITEM 2.

        (a)    Patricia A. St. John

        (b)    8340 154th Avenue N.E., Redmond, Washington  98052

        (c)    U.S.A.

        (d)    Common Stock, $.001 Par Value

        (e)    CUSIP # 67060V107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

ITEM 4.        OWNERSHIP:

        (a)    1,405,148 shares

        (b)    8.0%

        (c)    (i)    - 0 - shares

               (ii)   1,405,148 shares

               (iii)  - 0 - shares

               (iv)   1,405,148 shares

                              SCHEDULE 13G                     Page 6 of 8 Pages

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

ITEM 10.       CERTIFICATION:

               Not Applicable

                                   SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 4, 2000
                                                       Date

                                                       /s/ WILLIAM D. ST. JOHN
                                                       ------------------------
                                                       William D. St. John


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 4, 2000
                                                       Date

                                                       /s/ PATRICIA A. ST. JOHN
                                                       ------------------------
                                                       Patricia A. St. John

CUSIP NO. 67060V107                                            Page 7 of 8 Pages

                                INDEX OF EXHIBITS


                                                                    PAGE NO. IN
                                                                   CONSECUTIVELY
EXHIBIT                            NAME                            NUMBERED COPY
-------                            ----                            -------------
   1                      Joint Filing Agreement                         8

CUSIP NO. 67060V107                                            Page 8 of 8 Pages

                             JOINT FILING AGREEMENT

        WHEREAS, the statement or amended statement on Schedule 13G to which this agreement is an exhibit (the "Joint Statement") is being filed on behalf of two persons (collectively the "Filing Persons"); and

        WHEREAS, the Filing Persons prefer to file the Joint Statement on behalf of all of Filing Persons rather than individual statements on Schedule 13G on behalf of each of the Filing Persons;

        NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Filing Persons:

        1. Each of the Filing Persons is individually eligible to use the Joint Statement.

        2. Each of the Filing Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

        3. Each of the Filing Persons is responsible for the completeness and accuracy of the information concerning such person contained in the Joint Statement.

        4. None of the Filing Persons is responsible for the completeness of accuracy of the information concerning the other Filing Persons contained in the Joint Statement; unless such person knows or has reason to believe that such information is inaccurate.

        5. The undersigned agree that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Filing Persons.


Dated:  February 4, 2000



/s/ WILLIAM D. ST. JOHN                        /s/ PATRICIA A. ST. JOHN
-------------------------                      ---------------------------
William D. St. John                            Patricia A. St. John